Exhibit 16.1

Tel: 954-989-7462 Fax: 954-962-1021 www.bdo.com	515 E Las Olas Blvd, 5th Floor Fort Lauderdale, FL 33301

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of the Solitron Devices, Inc. Form 8-K dated February 27, 2018 and have the following comments:

1)	We agree with the statements made in first, second, third and fifth paragraphs.

2)	We have no basis to agree or disagree with the statements made in fourth and sixth paragraphs.

Very truly yours,

/s/ BDO USA, LLP

BDO USA, LP

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.